Exhibit 21.1

List of Subsidiaries

Name	State/Province of Incorporation	Ownership Percentage
Sleeper Mining Company, LLC	Delaware	100%
New Sleeper Gold, LLC	Nevada	100%
Calico Resources USA Corp.	Nevada	100%